FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE
FS Energy and Power Fund Increases Public Offering Price

PHILADELPHIA, PA, October 31, 2011 – On October 31, 2011, FS Energy and Power Fund (“FSEP”) increased its public offering price from $9.90 per share to $9.95 per share. The increase in the public offering price will be effective as of FSEP’s November 1, 2011 semi-monthly closing and will first apply to subscriptions received from October 17, 2011 through October 31, 2011.

 “We are pleased that we’re able to increase our public offering price,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP.  “In recent weeks, we have seen solid growth in the NAV of our portfolio, as the credit markets have continued to recover and our careful deployment of capital and strategic use of our available leverage have allowed us to take advantage of attractive opportunities in recent volatile markets.”

The purpose of this action was to ensure that FSEP’s net asset value (“NAV”) per share did not exceed FSEP’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

FSEP’s common shares have been approved for sale in 43 states, as well as Washington, D.C., Puerto Rico, the U.S. Virgin Islands and Guam. It expects that its common shares will be approved for sale in most, if not all, of the remaining states prior to the end of the year.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square, is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform affiliate of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.